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                                                                   Exhibit 10-67

                              EMPLOYMENT AGREEMENT

                  AGREEMENT made by between MONRO MUFFLER BRAKE, INC., 200 Holleder Parkway, Rochester, New York 14615 (the "Company") and Lawrence C. Day, residing at 11 Crownwood Circle, Pittsford, New York 14534 ("Employee").

                  1. DEFINITIONS. The following definitions shall be applicable to this Agreement.

                  (a) "ACQUIRING ENTITY" shall mean any entity, whether a corporation, partnership, joint venture, etc., that, as a result of a Change In Control, either directly or indirectly has effective control over the business plans, direction and operations of the Company. This term shall also include any subsidiaries or related entities over which the Acquiring Entity has control, and shall also include any entity that, within one year following a Change In Control of the Company, acquires control over the entity that acquired control of the Company.

                  (b) "CHANGE IN CONTROL" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange of 1934 as in effect on the date of this Agreement or, if in the future Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serve similar purposes; provided that, without limitation, a Change In Control shall be deemed to have occurred if and when: (x) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Employee, becomes a beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities (excluding, however, the transfer of any shares beneficially owned by Employee); or (y) individuals who were members of the Board of Directors of the Company immediately prior to meeting of the shareholders of the Company involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election. The effective date of any such Change in Control shall be the closing of the transaction that results in the Change in Control. The terms of this subparagraph shall also apply to any change in control of any entity that acquires control of an Acquisition Entity within one year following the acquisition by the Acquiring Entity of control of the Company.

                  (c) "EVENT OF TERMINATION" shall mean the termination of Employee's employment, whether due to a Termination For Cause, a Termination Upon Death or Disability, a Termination Without Cause, a Change In




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Control, or a Voluntary Termination of Employment by Employee, such that
Employee is no longer employed by the Company.

                  (d) "TERMINATION FOR CAUSE" shall mean that the Company, in its sole discretion, by delivery of written notice at any time, terminates Employee's employment due to Employee's dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, or follow the lawful and proper directives of the Board of Directors, willful violation of any law, rule, regulation or final cease and desist order (the penalty for which constitutes a felony under applicable law); or any breach of Paragraph 9 of this Agreement. The notice referred to in the previous sentence shall have attached a copy of a resolution or consent in lieu of a resolution duly adopted by the Board of Directors which shall set forth the grounds for termination in reasonable detail. Termination for Cause shall not include intentional failure to perform stated duties or failure to follow the lawful and proper directives of the Board of Directors unless the Employee has been given written notice of his failure by the Board of Directors, and he has not cured the failure within 30 days of his receipt of the written notice.

                  (e) "TERMINATION UPON DEATH OR DISABILITY" shall mean that the Company terminates the Employee's employment due to the Employee's death or disability. For purposes of this Agreement "disability" shall mean that the Employee shall become ill, mentally or physically disabled, or otherwise incapacitated, so as to be unable to substantially perform his services hereunder, even with reasonable accommodation, for (i) a period of three (3) consecutive months, or (ii) for shorter periods aggregating three (3) months during any twelve (12) month period.

                  (f) "TERMINATION WITHOUT CAUSE" shall mean that the Company, in its sole discretion, terminates Employee's employment for any reason that would not constitute a Termination For Cause, Termination Upon Death or Disability, result from any Change in Control, or constitute a Voluntary Termination of Employment by Employee.

                  (g) "VOLUNTARY TERMINATION OF EMPLOYMENT BY EMPLOYEE" shall mean that Employee, voluntarily leaves his employment with the Company under circumstances not involving a Termination Without Cause, a Termination For Cause, Termination Upon Death or Disability or a Change In Control.

                  2. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. Employee shall serve as the


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President and Chief Executive Officer of the Company responsible for the overall business and strategic planning, management and operations of the Company. Employee shall perform the customary duties of such positions and such other commensurate duties as may be assigned from time to time by the Company's Board of Directors. Employee agrees to abide by the reasonable rules, regulations, instructions, personnel practices, employment manuals and policies of the Company, as they may exist or be modified from time to time by the Company. Employee shall devote his entire business time and attention and best efforts to the business of the Company. Employee shall perform his duties in a diligent, effective and loyal manner. Under no circumstances shall Employee take any action contrary to the best interests of the Company.

                  3. COMPENSATION. Employee shall be compensated by the Company for all services to be rendered pursuant to this Agreement as follows:

                  (a) The Company shall pay Employee a base salary ("Salary") at the rate of $225,000 per year payable in accordance with the normal payroll practices of the Company applicable to its executive officers. The Company shall review Employee's Salary at least annually.

                  (b) The Company shall also pay Employee annual performance-based bonuses and non-cash compensation such as stock options and other incentive awards as may be determined, if any, pursuant to financial and other performance goals established in advance by the Compensation Committee of the Company's Board of Directors.

                  4. BENEFITS. Employee shall also be entitled to receive the following benefits:

                  (a) Four (4) weeks of paid vacation per year or such greater period as may be approved from time to time by the Company's Board of Directors.

                  (b) Paid holidays as customarily provided to the Company's other comparable employees.

                  (c) Life insurance in the face amount of $900,000.00.

                  (d) Medical and dental insurance coverage as provided by the Company to its other comparable employees.

                  (e) A suitable automobile for use in connection with the Company's business.

                  (f) Coverage in accordance with their terms of any pension, profit-sharing or retirement plans now existing or hereafter established by the Company and made generally available for comparable employees.



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                  (g) Reimbursement for all reasonable expenses incurred by
Employee during the term of this Agreement for advancing the Company's business in accordance with Company policies upon Employee's presentation, from time to time, of an itemized account and evidence and explanation reasonably satisfactory to the Company of such expenses.

                  (h) Such other benefits as the Company may, from time to time, provide to its other executive level officers.

                  5. TERM. This Agreement shall be effective for a period of two years from the execution date hereof and continue year to year, unless terminated by one of the parties hereto (the "Term").

                  6. TERMINATION OF EMPLOYMENT FOR CAUSE OR UPON DEATH OR DISABILITY. In the event that Employee's employment is Terminated For Cause, or Terminated Upon Death or Disability he shall not be entitled to receive any further payments hereunder. Under these circumstances, Employee shall only be entitled to receive his accrued but unpaid Salary and any other nonforfeitable compensation and benefits accrued as of the effective date of such Event of Termination.

                  7. VOLUNTARY TERMINATION OF EMPLOYMENT BY EMPLOYEE. In the event of a Voluntary Termination of Employment by Employee, he shall not be entitled to receive any further payments hereunder. Under such circumstances, Employee shall only be entitled to receive his accrued but unpaid Salary and any other nonforfeitable compensation and benefits accrued as of the effective date of such Event of Termination.

                  8. TERMINATION OF EMPLOYEE'S EMPLOYMENT IN THE EVENT OF A CHANGE IN CONTROL. If, as a condition precedent to, as a result of, or within one year following, a Change In Control of the Company (i) Employee's employment with the Company is terminated by the Company or the Acquiring Entity for any reason other than a Termination for Cause; or (ii) Employee resigns his employment with the Company or with the Acquiring Entity upon the occurrence of either of the following events:

                           (a) A significant change in the nature of scope of
                  Employee's employment duties or authority or a reduction in Employee's total compensation as the same existed immediately prior to the Change In Control; or

                           (b) As a result of the Change In Control of the
                  Company and any change in circumstances thereafter significantly affecting his position, Employee is unable to exercise the authority, power, functions as duties that he had so exercised immediately prior to such Change In Control, then termination of Employee's employment shall be a Termination in the Event of a Change In Control.



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                  9. (a) NON-DISCLOSURE. Employee will not, during the period of
Employee's employment with the Company or at any time thereafter, regardless of the reason for the cessation of Employee's employment: (i) use any Confidential Information for Employee's own benefit or for the benefit of any person or entity other than the Company; (ii) disclose to any person or entity any Confidential Information; or (iii) remove from the Company's premises or make copies of any Confidential Information, in any form; except, in each case, as may be required within the scope of Employee's duties during Employee's employment by the Company.

                  Upon termination of Employee's employment, or at any such time as the Company may request, Employee will deliver to the Company all copies in Employee's possession of any Confidential Information, in any form. Employee will not at any time assert any rights as against the Company in or with respect to any Confidential Information.

                  For purposes of this Agreement, "Confidential Information" means any and all technical, research, operational, manufacturing, marketing, sales and financial information, customer lists and trade secrets of the Company or of any vendor, supplier, distributor or customer of the Company, regardless of how acquired or developed by the Company or any such vendor, supplier, distributor or customer, concerning any of their respective businesses. Confidential Information does not include information, knowledge or data which Employee can prove was in Employee's possession prior to the commencement of Employee's employment with the Company or information, knowledge or data which was or is in the public domain by reason other than the wrongful acts of Employee.

                  (b) NON-COMPETITION. Employee will not, during the period of Employee's employment with the Company, and for a period of two (2) years after the termination of Employee's employment with the Company for any reason, directly or indirectly, on Employee's behalf or on behalf of any other person or entity, in any way, whether as an individual proprietor, partner, stockholder, officer, employee, consultant, director, joint venturer, investor, lender (other than as an employee of a bank or other financial institution) or in any other capacity with any entity materially engaged in the business of the Company, compete within the territory served, or contemplated to be entered, by Company on the date of such termination with the business of the Company; provided, however, that in the event of a Voluntary Termination of Employment by Employee, Employee shall remain so restricted for a period of two (2) years after the expiration of the Term. Nothing contained herein shall be construed as preventing the Employee from owning beneficially or of record not more than five percent (5%) of the outstanding equity



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security of any entity whose equity securities are registered under the
Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market. The business of the Company shall be defined to include the undercar service and repair of automobile and light truck brake, exhaust and suspension systems, and related activities.

                  (c) NON-SOLICITATION OF EMPLOYEES. Employee will not, during the period of Employee's employment with the Company, and for a period of two
(2) years after the termination of Employee's employment with the Company for any reason, directly or indirectly, recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave the employment of the Company, nor hire any such employee at any enterprise with which employee is then affiliated; provided, however, that in the event of a Voluntary Termination of Employment by Employee, Employee shall remain so restricted for a period of two (2) years after the expiration of the Term.

                  (d) ENFORCEABILITY OF PROVISIONS. If any restriction set forth in this Paragraph 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

                  (e) As reasonable compensation for his agreement to and compliance with covenants contained in this Paragraph 9, except as provided below, the Employee shall receive an amount equal to his then current salary and benefits in effect immediately prior to the termination of his employment in each of the two years following the termination of his employment; provided, however, that in the event of Termination For Cause, a Termination Upon Death or Disability, or a Voluntary Termination of Employment by Employee, no additional compensation shall be payable pursuant to this Paragraph 9(e), but the Employee shall continue to be bound by the provisions of this Paragraph 9; provided, further, that if the Employee violates the covenants contained in this Paragraph 9, Employee shall repay to the Company all amounts previously paid to him pursuant to this Paragraph 9.

                  10. TERMINATION PAYMENTS. In the event of a Termination Without Cause or a Termination in the Event of a Change in Control then Employee shall also be entitled to the following payments and benefits: On the effective date of either such Event of Termination, all stock options that shall have been granted to Employee


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through such date under any stock option plans of the Company or otherwise shall be deemed fully vested and exercisable on such date and for a period of one year following such date, all in accordance with the other terms of any such plan or grant.

                  11. PAYMENT LIMITATION. (a) Anything in this Agreement to the contrary notwithstanding, if the benefits payable pursuant to this Agreement, either alone or together with other payments which the Employee has the right to receive either directly or indirectly from the Company, would constitute a parachute payment (the "Parachute Payment") under Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended, the Employee hereby agrees that the benefits payable pursuant to this Agreement shall be reduced (but not below zero) by the amount necessary to prevent any such payments to the Employee from constituting Parachute Payment.

                  (b) All determinations required to be made under this Paragraph 11, including whether a Parachute Payment would result under this Agreement, the amount of any reduction pursuant to Paragraph 11(a), and the assumptions to be utilized in arriving at such determinations, shall be made by the independent accountants then auditing the Company's financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee at such time as is requested by the Company.

                  (c) For purposes of this Paragraph 11, no portion of any benefits the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to his right to receive them shall be taken into account for purposes of calculating whether or not a Parachute Payment has or will occur.

                  (d) In the event that pursuant to this Paragraph 11 there must be a reduction in the benefits the Employee is to receive from the Company, the Employee shall have the discretion to decide which of his benefits shall be reduced and by what amounts (each a "Reduction"), so long as the total dollar amount of all Reductions results in the non-occurrence of a Parachute Payment and the dollar amount assigned to each Reduction is consistent with the Accounting Firm's calculations as provided for in Paragraph 11(b) hereof.

                  12. GENERAL TERMS.

                  (a) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

                  (b) ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of all other parties, except to an Acquiring Entity in connection with a Change in Control.




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                  (c) ENTIRE AGREEMENT. This Agreement contains the entire
understanding between or among the parties hereto and supersedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein.

                  (d) MODIFICATIONS; WAIVER. No modification or waiver of this Agreement or any part hereof shall be effective unless in writing and signed by the party or parties sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. No waiver of any breach or condition of this Agreement by or with respect to any party hereto shall be deemed to be a waiver of the same breach or condition with respect to any other party hereto. No course of dealing between or among any of the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any party hereunder.

                  (e) NO THIRD PARTY BENEFICIARY. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity not a party hereto.

                  (f) PARTIAL INVALIDITY. In addition to the provisions of Paragraph 9(d) hereof, if any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                  (g) NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be delivered or directed to a party at its address set forth above or at such other


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address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this paragraph.

                  (h) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

                  (i) JURISDICTION AND VENUE. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:

                           (i) the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and

                           (ii) the venue of any such action shall be Monroe County, New York and/or the United States District Court for the Western District of New York.

                  (j) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of the terms of this Agreement, the Company shall be entitled to an injunction restraining Employee from committing any breach of this Agreement without showing or proving any actual damages and without diminishing any other right or remedy which the Company may have at law or in equity to enforce the provisions of this Agreement. Employee waives any right he may have to require the Company to post a bond or other security with respect to obtaining or continuing any injunction or temporary restraining order, releases the Company and its officers and directors from and waives any claim for damages against them which Employee may have with respect to the Company's obtaining any injunction or restraining order pursuant to this Agreement.

                  (k) SURVIVAL. The Proprietary Information provisions of Paragraph 9 shall indefinitely survive the term of this Agreement, and the provisions of this Paragraph 12 shall survive the term of this Agreement with respect to any dispute which may arise out of this Agreement.

                  (l) HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  (m) FAIR MEANING. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties hereto to express their mutual intent, and no presumption or rule of strict construction will be applied against any party hereto.



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                  (n) GENDER. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

                  (o) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

                  (p) REMEDIES. All rights and remedies of the Company or Employee, whether provided for herein or by operation of law, are cumulative and may be exercised singularly or concurrently, and the exercise of any such remedy shall not be deemed an election of remedies so as to preclude the election of any other remedy.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of February, 1997.


                                            COMPANY:

                                            MONRO MUFFLER BRAKE, INC.

                                            By: /s/ ROBERT W. AUGUST
                                               ----------------------------
                                            Title:  SECRETARY
                                                  -------------------------

                                            EMPLOYEE:

                                            /s/ LAWRENCE C. DAY
                                            -------------------------------
                                            Lawrence C. Day



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